UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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FIRST MID BANCSHARES, INC.
(Name of Registrant as Specified in its Charter)
_____________________________________________________________
(Name of Person(s) Filing Proxy Statement; if other than the Registrant)

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March 20, 2020

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of First Mid Bancshares, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of First Mid Bancshares, Inc. to be held at 4:00 p.m. on Wednesday, April 29, 2020, in the lobby of First Mid Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, on or about March 20, 2020, you received in the mail our Notice of Internet Availability of Proxy Materials (the “Notice”), which provided you with instructions on how to access this Proxy Statement via an Internet website, the Company's 2019 annual report to stockholders and the Company’s Annual Report on Form 10-K for the recently completed fiscal year.  Details regarding the business to be conducted at the meeting are described in the Notice and in this Proxy Statement.

At the meeting, we will report on Company operations and the outlook for the year ahead.  Directors and officers of the Company, as well as a representative of BKD, LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

The 2020 annual meeting of stockholders is being held for the following purposes:

1.	To elect Steven L. Grissom and Mary J. Westerhold as directors of the Company (Proposal 1);
2.	To conduct an advisory vote on executive compensation (Proposal 2);
3.	Such other matters as may properly come before the meeting or any adjournments thereof.

I encourage you to attend the meeting in person.  Whether or not you plan to attend the meeting, please act promptly to vote your shares.  You may vote your shares over the Internet or, if you receive or request to receive written proxy materials, by mailing, completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope provided.  You may also vote your shares by telephone or by following the instructions set forth on the proxy card or Notice.  Please review the instructions for each of your voting options described in the Notice you received in the mail and in this Proxy Statement. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.  Submitting a proxy will ensure that your shares are represented at the meeting.  If you have any questions concerning these matters, please contact me at (217) 258-9520 or Aaron Holt, Manager of Shareholder Services, at (217) 258-0463.  We look forward with pleasure to seeing and visiting with you at the meeting.

Very truly yours,
FIRST MID BANCSHARES, INC.

Joseph R. Dively
Chairman, President and Chief Executive Officer
____________________________________________________________________________________________________
1421 Charleston Avenue  ·  P.O. Box 499  ·   Mattoon, IL 61938  ·  Phone: (217) 258-0493

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held April 29, 2020

First Mid Bancshares, Inc.
1421 Charleston Avenue, P.O. Box 499
Mattoon, Illinois 61938
(217) 258-0493

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid Bancshares, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders to be held in the lobby of First Mid Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, April 29, 2020 at 4:00 p.m. local time.  The Board of Directors would like to have all stockholders represented at the meeting. This proxy statement and the enclosed form of proxy are being made available to the stockholders beginning on or about March 20, 2020.

Whether or not you plan to attend the Annual Meeting of Stockholders, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and if you receive or request to receive printed proxy materials, the proxy card. The Company's annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, have been made available with this Proxy Statement.

The Company is a diversified financial services company which serves the financial needs of central Illinois.  The Company owns all of the outstanding capital stock of First Mid Bank & Trust, N.A., a national banking association ("First Mid Bank"); First Mid Wealth Management Company, a trust, farm services, investment services and retirement planning company ("Wealth Management"); Mid-Illinois Data Services, Inc., a data processing company ("Data Services"); First Mid Insurance Group, an insurance agency ("Insurance Group"); and First Mid Captive, Inc. a captive insurance company ("Captive").

Only holders of record of the Company's common stock ("Common Stock") at the close of business on March 5, 2020 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting.  On the Record Date, the Company had 16,698,679.53 shares of Common Stock issued and outstanding.  In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

You may revoke your proxy at any time before it is voted.  Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof.  You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy or by attending the annual meeting and voting in person.  Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein.  Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the annual meeting.  The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum.  Votes cast by proxy or in person at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present.  The inspector of election will treat proxies received but marked as abstentions or broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.  "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company.  Proxies are being solicited principally via the Internet and by mail.  In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter.  The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of February 1, 2020, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group. Please refer to the footnotes of the following table for details.

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership (2)		Percentage of Class Outstanding
Principal Stockholders:
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	Common	881,044	(3)	5.3%	(3)

Director Nominees, Directors and Named Executive Officers:
Holly A. Bailey	Common	140,927	(4)	0.8%

Robert S. Cook	Common	36,266	(5)	0.2%

Joseph R. Dively	Common	104,074	(6)	0.6%

Steven L. Grissom	Common	625,883	(7)	3.7%

Zachary Horn	Common	3,000	(8)	*%

Gary W. Melvin	Common	738,715	(9)	4.4%

Ray Anthony Sparks	Common	305,055	(10)	1.8%

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1)		Percentage of Class Outstanding
Director Nominees, Directors and Named Executive Officers (continued):
Mary J. Westerhold	Common	174,439	(11)	1.0%

James E. Zimmer	Common	11,564	(12)	0.1%

Matthew K. Smith	Common	5,606	(13)	*%

Michael L. Taylor	Common	24,407	(14)	0.1%

Eric S. McRae	Common	30,923	(15)	0.2%

Bradley L. Beesley	Common	14,620	(16)	0.1%

All director nominees, directors, named executive officers and other executive officers as a group (20 persons)	Common	2,251,245	(17)	13.5%

*    Less than 1%

(1)	Addresses are provided for those beneficial owners owning more than 5% of the Company's common stock.

(2)
Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.  The information contained in this column is based upon information furnished to the Company by the persons named above.

(3)	Beneficial and percentage ownership information is based on information contained in a form 13G as filed with the Securities and Exchange Commission on February 7, 2020.

(4)	Consists of 136,684 shares held by Ms. Bailey individually; and 4,243 shares held for the account of Ms. Bailey under the Company’s Deferred Compensation Plan.

(5)
Includes 14,122 shares held by Mr. Cook jointly with his spouse; 6,106 shares held for Mr. Cook under an Individual Retirement Account; 1,980 shares held as custodian for Mr. Cook's children; 244 shares held for Mr. Cook's wife under an Individual Retirement Account; and 13,814 shares held by TAR CO Investment LLC for which Mr. Cook has shared voting and investment power.

(6)	Includes 61,582 shares held by Mr. Dively individually; and 42,492 shares held for the account of Mr. Dively under the Company’s Deferred Compensation Plan.

(7)
Includes 42,083 shares held by Mr. Grissom individually; 27,714 shares held jointly with his spouse; and 2,736 shares held for the account of Mr. Grissom under the Company's Deferred Compensation Plan. The above amount also includes 382,397 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of the children of Richard Anthony Lumpkin; 604 shares held by the Richard Adamson Lumpkin Trust dated February 5, 1976 for the benefit of the children of Richard Anthony Lumpkin; 1,540 shares held by the Richard Anthony Lumpkin 1990 Dynasty Trust for the benefit of Elizabeth L. Celio; 600 shares held by the Elizabeth L. Celio 2000 Gift Trust dated December 20, 2000 for the benefit of

Emma G. Celio, 600 shares for the benefit of Claudia M. Celio and 600 shares for the benefit of Gabriela C. Celio; 24,873 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of the children of Mary Lee Sparks; 605 shares held by the Richard Adamson Lumpkin Trust dated February 5, 1976 for the benefit of the children of Mary Lee Sparks; 300 shares held by the Mary Lee Sparks 1978 Trust for the benefit of the children of John L. Sparks; 2,603 shares held by the Mary Lee Sparks 1990 Dynasty Trust for the benefit of the children of Mary Lee Sparks; 5,874 shares held by the John W. Sparks 2001 Irrevocable Trust dated July 5, 2001; 130,610 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Lumpkin Keon; 604 shares held by the Richard Adamson Lumpkin Trust dated February 5, 1976 for the benefit of Margaret Lumpkin Keon and 1,540 shares held by the Richard Anthony Lumpkin1990 Dynasty Trust for the benefit of Benjamin I. Lumpkin. Mr. Grissom has sole voting and investment power over these trusts. Mr. Grissom disclaims beneficial ownership of these 553,350 shares held by the foregoing trusts.

(8)	Includes 3,000 shares held by Mr. Horn indiviually.

(9)
Includes 618,084 shares held by Mr. Melvin individually; 72,275 shares held jointly by Mr. Melvin and his spouse; and 48,356 shares held for the account of Mr. Melvin under the Company’s Deferred Compensation Plan.

(10)
Includes 217,280 shares held by Mr. Sparks individually; 40,828 shares held by Sparks Investment Group, LP; 18,880 shares held by the Sparks Foundation over which Mr. Sparks shares voting and investment power; 1,822 shares held by Mr. Sparks’ child, over which Mr. Sparks has shared voting and investment power; and 26,245 shares held for the account of Mr. Sparks under the Company’s Deferred Compensation Plan.

(11)
Includes 40,421 shares held by Ms. Westerhold individually; 1,960 shares held for the account of Ms. Westerhold under an Individual Retirement Account; 3,673 shares held for the account of Ms. Westerhold under the Company’s Deferred Compensation Plan; 20,236 shares held by DMW Investments, LLC and 56,224 shares held by Technology Group, LLC over which Ms. Westerhold shares voting and investment power; 35,471 shares held by the Jeffrey A. Westerhold Revocable Trust, 8,227 shares held by the Andrew J. Westerhold Revocable Trust; and 8,227 shares held by the Madeline C. Westerhold Trust over which Ms. Westerhold shares voting and investment power.

(12)
Includes 1,804 shares held by Mr. Zimmer individually; 3,050 shares held for the account of Mr. Zimmer under an Individual Retirement Account; and 6,710 shares held for the account of Mr. Zimmer under the Company's Deferred Compensation Plan.

(13)	Includes 5,007 shares held by Mr. Smith individually; and 599 shares held for the account of Mr. Smith under the Company’s Deferred Compensation Plan.

(14)
Includes 15,466 shares held by Mr. Taylor individually; 7,372 shares held for the account of Mr. Taylor under the Company’s 401(k) Plan and 1,569 shares held for the account of Mr. Taylor under the Company's Deferred Compensation Plan.

(15)
Includes 20,293 shares held by Mr. McRae individually; 2,444 shares for the account of Mr. McRae under an Individual Retirement Account; 3,732 shares held for the account of Mr. McRae under the Company’s 401(k) Plan; and 4,454 shares held for the account of Mr. McRae under the Company’s Deferred Compensation Plan.

(16)
Includes 6,288 shares held by Mr. Beesley individually; 2,968 shares held for the account of Mr. Beesley under the Company’s 401(k) Plan; and 5,364 shares held for the account of Mr. Beesley under the Company's Deferred Compensation Plan.

(17)	Includes shares for seven executive officers not included in the above table.

As of February 1, 2020, Wealth Management acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 227,067 shares, or 1.36%, of the outstanding Common Stock of the Company, over which Wealth Management has sole voting and investment power with respect to 222,442 shares, or 1.33%, of the outstanding Common Stock and shared voting and investment power with respect to 4,625 shares, or 0.03%, of the outstanding Common Stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

The directors of the Company are divided into Classes I, II and III having staggered terms of three years.  For this year's annual stockholders meeting, upon the recommendation of the Board of Director's independent directors, the Board of Directors has nominated for re-election as Class I directors, for a term expiring in 2023, Steven L. Grissom and Mary J. Westerhold. Because Gary W. Melvin is retiring from the Board of Directors at the annual meeting, he was not nominated as a Class I director. The Board of Directors has adopted a mandatory retirement age for all directors of 70, provided directors are permitted to serve for the full term in which they reach age 70. Mr. Melvin reached age 70 during his term expiring at the annual meeting. Mr. Grissom and Ms. Westerhold have served as directors of the Company since 2000 and 2016, respectively. The two individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class I directors for a three-year term.  Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals.  The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.  Following Mr. Melvin's retirement, the number of directors will be eight, comprised of two Class I directors, three Class II directors and three Class III directors.

The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation and the year he or she first became a director of the Company.  Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

Name	Age at March 20, 2020	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTOR NOMINEES
Steven L. Grissom	67	Chief Executive Officer of SKL Investment Group, LLC (since December 2015); Administrative Officer of SKL Investment Group, LLC, a private investment company (1997-November 2015); Treasurer and Secretary of Consolidated Communications Holdings, Inc., and its predecessors, a telecommunications holding company (2003-2006); Director of the Company and First Mid Bank (since 2000); Director of Data Services (since 2009); Director of Insurance Group (since 2009); Director of Wealth Management (since July 2018).	2000	2020
Mary J. Westerhold	54	Vice President and Chief Financial Officer (since 1997) and Controller (from 1992-1997), Madison Telephone Company, Madison Communications Company and Madison Network Systems; Director of the Company, First Mid Bank, Data Services and Insurance Group (since September 2016); Director of Wealth Management (since July 2018).	2016	2020
The Board of Directors recommends a vote "FOR" the election of Directors Grissom and Westerhold for a term of three years.

Name	Age at March 20, 2020	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTORS CONTINUING IN OFFICE
Holly A. Bailey	49	President of Howell Asphalt Company (since 2008) and Howell Paving, Inc. (since 2013), a road construction company; Executive Vice President of Howell Paving, Inc. (2008-2013); and Vice President of Howell Asphalt Company and Howell Paving (1997- 2008); Director of the Company, First Mid Bank, Data Services and Insurance Group (since 2012); Director of Wealth Management (since July 2018).	2012	2021
Joseph R. Dively	60	Chairman, President and Chief Executive Officer of the Company (since January 2014); Senior Executive Vice President of the Company (May 2011-December 2013); President of First Mid Bank (since May 2011); Senior Vice President of Consolidated Communications Holdings, Inc., a telecommunications holding company (2003-2011), and President of Illinois Telephone Operations, a local telecommunications provider (until 2008); Director of the Company and First Mid Bank (since 2004); Director of Data Services and Insurance Group (since 2009); Director of Wealth Management (since July 2018).	2004	2021
Zachary Horn	41	President and sole owner, Metro Communications Company, Inc., a telecommunications firm (since 2000); Director of the Company, First Mid Bank, Data Services, Insurance Group and Wealth Management (since January 2020).	2020	2021
Robert S. Cook	37	Managing Partner of TAR CO Investments LLC, a private investment company (since 2014); Vice President of FIG Partners LLC, an investment banking firm (from 2009-2014); Director of the Company, First Mid Bank, Data Services and Insurance Group (since 2014); Director of Wealth Management (since July 2018).	2014	2022
Ray Anthony Sparks	63
Advisor to Rural King Farm & Home Supplies, Inc., a retail farm and home supply store chain, in the area of corporate philanthropy (since 2019); Retired CEO and Senior Advisor of Mattoon Area Family YMCA (2009-2019); private investor, Sparks Investment Group, LP (since 1997); former President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies (until 1997); Director of the Company (since 1994); Director of First Mid Bank (since 1997); Director of Data Services (since 1996); Director of Insurance Group (since 2002); Director of Wealth Management (since July 2018).
			1994	2022
James E. Zimmer	56	Owner, Zimmer Real Estate Properties, a student housing provider (since 2010); Co-Founder, Bio-Enzyme, an agriculture business focused on innovative solutions for farmers (since 2010); Chief Executive Officer of Channel Bio, a corn/soybean seed company owned by Monsanto Corporation (2008-2010); Director of the Company, First Mid Bank, Data Services and Insurance Group (since 2014); Director of Wealth Management (since July 2018).	2014	2022

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board of Directors has determined that, except for Mr. Dively , each of the members of the Board of Directors is "independent" in accordance with the independence standards of the NASDAQ Stock Market LLC ("NASDAQ"). The Board of Directors has established an audit committee and a compensation committee. The Board of Directors has concluded all current members of the audit committee and compensation committee, and all members of both committees during 2019, satisfy the independence, experience and other membership requirements of NASDAQ, as required by the audit committee charter and the compensation committee charter. The Board of Directors has also created other company-wide management committees composed of officers of the Company and its subsidiaries.
A total of 16 regularly scheduled and special meetings were held by the Board of Directors during 2019.  During 2019, all directors attended at least 75 percent of the meetings of the Board of Directors and the committees on which they served. The Company expects directors to attend the annual meeting, absent special circumstances.  All of the then current directors attended the Company’s 2019 Annual Meeting of Stockholders.

BOARD OF DIRECTOR QUALIFICATIONS

The Board of Directors seeks to be composed of a diverse group of persons with a variety of experience, qualifications, attributes and skills that enable it to meet the governance needs of the Company. The Board of Directors consists of a group of individuals who have a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the Board of Directors have an understanding of finance and accounting, are able to understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of the Company. In addition, members of the Board of Directors are active in, and knowledgeable about, the local communities in which the Company operates. A number of the members of the Company’s Board of Directors are also among the largest of the Company’s shareholders. Following is a description of each director’s specific experience and qualifications that led the Board of Directors to conclude that the person should serve as a director for the Company.

Holly A. Bailey has served as a director of the Company since 2012. Ms. Bailey has a bachelor’s degree in Economics from DePauw University and an MBA degree from Texas Christian University.  She is the President of Howell Asphalt Company, Wabash Asphalt Company, Inc., General Contractors and Prosser Company, which are subsidiaries of Howell Paving, Inc., of which she is also President (since 2013). She served as Executive Vice President of Howell Paving, from 2008-2013 and Vice President of Howell Asphalt Company and Howell Paving from 1997 until 2008. Her leadership experience and the business knowledge gained in her work with these companies and her experiences within the communities served by the Company assist the Board of Directors in various areas of its oversight.

Robert S. Cook has served as a director of the Company since August 2014. Mr. Cook has a bachelor's degree in Finance from the University of Missouri. He is currently the managing partner of TAR CO Investments LLC, which primarily invests in community banks. From 2009 to 2014, Mr. Cook was Vice President of FIG Partners, LLC, an investment banking firm, where he led corporate development efforts with community banks and thrifts for the company's Midwest practice. His experience analyzing financial statements and making assessments of community banks in the Midwest assists the Board of Directors in various aspects of oversight and decision making.

Joseph R. Dively has served as a director of the Company since 2004. Mr. Dively has a bachelor’s degree in Business from Eastern Illinois University and has also completed a “Finance for Executives” program through the graduate school of business at the University of Chicago. Mr. Dively has held a variety of management positions in diverse business units which included financial statement responsibilities since 1991.  He served as Senior Executive Vice President of the Company and President of First Mid Bank from May 2011 to December 2013. On January 1, 2014, Mr. Dively became the Chairman of the Board of Directors and CEO of the Company. He also retained his position as President of First Mid Bank. Mr. Dively provides a wealth of institutional knowledge of the Company. Prior to his employment with the Company, Mr. Dively was Senior Vice President of Consolidated Communications Holdings, Inc., a publicly traded telecommunications holding company headquartered in Mattoon, Illinois. Mr. Dively has also served on the boards of directors of several other organizations where his duties included working with investors, executive teams and other board members. Mr. Dively’s current and previous experiences also assist the Board of Directors in dealing with issues related to the Company’s local communities and the Board of Directors also benefits from his perspective serving as a former executive officer of a publicly traded company.

Steven L. Grissom has served as a director of the Company since 2000 and has been determined by the Board of Directors to be an audit committee financial expert. Mr. Grissom has a bachelor’s degree in Business with an Accounting major from Eastern Illinois University, and is also a Certified Public Accountant (“CPA”) and Personal Financial Specialist (“PFS”). He was employed by a regional CPA firm from 1974 to 1981 where his experience included review of internal control procedures and analysis of major financial transactions including evaluation of appropriate accounting treatment under generally accepted accounting principles. From 1981 to 2005, Mr. Grissom held various positions at Illinois Consolidated Telephone Company which included tax and treasury responsibilities. Mr. Grissom is currently the Chief Executive Officer of SKL Investment Group, LLC, a private investment company where his responsibilities include tax and accounting functions and evaluation of financial statements for various investment opportunities. These skills serve the Board of Directors in its assessment of complex financial and investment matters.

Zachary Horn joined the Company's board of directors in January 2020. Mr. Horn has a bachelors degree in economics from St. Louis University and a masters degree in finance from the University of Illinois. He is the founder, president and sole owner of Metro Communications Company, Inc. (since 2000) a regional telecommunications services provider. His leadership experience, the business and financial knowledge gained in developing his company over the past 19 years, and his experiences within the communities served by the Company will assist the Board of Directors in various areas of its oversight.

Gary W. Melvin has served as a director of the Company since 1990. Mr. Melvin has a bachelor’s degree in Economics from Western Illinois University and for thirty-five years (1979-2013) served as president, CEO and majority owner of Rural King Farm & Home Supplies, Inc., a retail farm and home supply store chain where he was actively involved with management in all aspects of the business. He currently serves as consultant and director, as well as a major stockholder, of Rural King Farm & Home Supplies, Inc. Mr. Melvin’s ownership and leadership role in an important local and regional retailer provides the Board of Directors with a knowledgeable and skilled local business outlook.

Ray Anthony Sparks has served as a director of the Company since 1994.  Mr. Sparks has a bachelor’s degree in Business Administration with an accounting major from Millikin University and an MBA degree from Eastern Illinois University. He is currently assisting Rural King Farm & Home Supplies, Inc. in the area of corporate philanthropy (since 2019) and is a private investor (since 1997). He is the former Chief Executive Officer and Senior Advisor (2009-2019) of the Mattoon Area Family YMCA and he was President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies (until 1997). He has also served as a director and officer for various not-for-profit organizations in the community. Mr. Sparks has been a user of financial statements in these positions and has experience dealing with CPAs, investment bankers and attorneys. These experiences and his strong financial background assist the Board of Directors in all areas of its oversight.

Mary J. Westerhold has served as a director of the Company since September 2016, following the Company's acquisition of First Clover Leaf Financial Corp. She was as director of First Clover Leaf Financial Corp. from 2011-September 2016. She has been determined by the Board of Directors to be an audit committee financial expert. Ms. Westerhold has a bachelor's degree in Business Administration with a minor in Finance from Stephens College and an MBA degree from St. Louis University. She is the Vice President and Chief Financial Officer (since 1997) and Controller (from 1992 to 1997) of Madison Communications, Inc. and its affiliate telecommunications companies, Madison Telephone Company and Madison Network Systems, Inc. She also served as a Commercial Loan Officer for Mark Twain Bancshares (1989-1991). Ms. Westerhold’s experience in managing the operations of the various companies provides the Board with valuable general business experience. In addition, her financial and accounting experience provides the Board with valuable insight in accounting and strategic transactions involving the Company. Additionally, having served as a director of First Clover Leaf Financial Corp., Ms. Westerhold brings in-depth knowledge of one of the Company's acquired operations and the market in which it operates.

James E. Zimmer has served as a director of the Company since August 2014. Mr. Zimmer has an MBA degree from Washington University. From 1992-2010, he held a variety of sales, marketing and executive positions throughout the agricultural industry with Monsanto Corporation. Mr. Zimmer is currently the owner and operator of Zimmer Real Estate Properties, a premier student housing provider and the co-founder of Bio-Enzyme, an agriculture business focused on innovative solutions for farmers (since 2010). His experience and knowledge gained from these agriculture-related businesses will assist the Board of Directors in the communities it serves and various areas of its oversight.

BOARD OF DIRECTORS LEADERSHIP

Mr. Dively has served as President and Chief Executive Officer and Chairman of the Board of Directors of the Company since January 1, 2014. The Board of Directors believes that having the Chief Executive Officer and Chairman positions held by the same individual allows that individual to have multiple perspectives about the Company and its operations while optimizing the ability of the Board of Directors to communicate with Company management. Also, because the members of the Board of Directors other than Mr. Dively are independent, the knowledge of the Company that Mr. Dively brings to the Board of Directors helps to enhance the Board of Directors' leadership of the Company. The Board of Directors has no fixed policy with respect to combining or separating the roles of the Chief Executive Officer and the Chairman of the Board of Directors and will continue to review the Board of Directors' leadership structure from time to time in order to ensure that the leadership is optimal for the Company at that time.

At any time that the Chief Executive Officer and Chairman of the Board positions are held by the same individual, the Board of Directors may, in its discretion, appoint a lead independent director. At its meeting on January 28, 2014, the Board of Directors appointed Mr. Sparks as its lead independent director. Prior to Mr. Sparks’ appointment, the Board of Directors did not have a lead independent director. The responsibilities of the lead independent director include the following: acting as a liaison between the Chairman and the independent members of the Board of Directors; advising the Chairman on the quality, quantity and timeliness of the flow of information from management; serving as a resource to the members of the Board of Directors on corporate governance practices and policies; and coordinating and moderating executive sessions of the independent members of the Board of Directors.

BOARD OF DIRECTORS ROLE IN RISK OVERSIGHT

The Board of Directors oversees the risk management of the Company through its committees, management committees and the Chief Executive Officer. The Board of Directors' audit committee monitors risks related to (1) the effectiveness of the Company’s disclosure controls and internal controls over financial reporting, (2) the integrity of its Consolidated Financial Statements, (3) compliance with laws and regulations, (4) risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, (5) internal and independent auditors and (6) tax, investment, credit and liquidity matters. In addition, the audit committee oversees the internal audit function and communicates with the independent registered public accountant. The compensation committee is also involved in risk management through its review of risks in the Company’s compensation policies and practices for employees. The Board of Directors' recognition of the importance of risk management oversight and their role in representing the interests of stockholders is enhanced as a result of the Board of Directors members’ collective beneficial ownership of approximately 13% of the outstanding shares of Common Stock of the Company.

At its monthly meetings, the Board of Directors receives the minutes from each of the Company's management committee meetings, as well as various reports from executive management, including the senior Risk Management officer. The Board of Directors reviews and discusses these reports with each of the executive managers. The Board of Directors reviews the status of all classified assets and trends in loan delinquency and reviews the allowance for loan losses each quarter.  The senior loan committee approves all loan underwriting decisions in excess of $4 million and up to $15 million. The Board of Directors approves all underwriting decisions in excess of $15 million.

The Board of Directors also reviews the policies and practices of the Company on a regular basis. In addition, the Board of Directors reviews corporate strategies and objectives, evaluates business performance and reviews the annual business plan.

NOMINATIONS FOR DIRECTOR

The Company does not maintain a standing nominating committee but has adopted a Director Nomination Policy.  The Board of Directors' independent directors (the "Independent Directors") perform the functions of a nominating committee, and consider and act on all matters relating to the nomination of individuals for election as directors. Pursuant to the Director Nomination Policy, the Independent Directors review and make recommendations regarding the composition and size of the Board of Directors in order to ensure that it has the requisite expertise and that its membership consists of persons with sufficiently diverse backgrounds and satisfies NASDAQ’s listing requirements regarding independent directors. The Company believes the diverse backgrounds and perspectives of its current directors, as described above under “Board Director Qualifications,” are appropriate to the oversight of the Company’s management team and performance. The Board of Directors does not believe it needs a separate nominating committee because the Independent Directors have the time and resources to perform the function of selecting director nominees. Also, all but one of the directors satisfies the independence requirements of NASDAQ. The

Independent Directors act in accordance with the Company’s Director Nomination Policy and the Company's Certificate of Incorporation when performing their nominating function.

In the consideration of director nominees, the Independent Directors consider, at a minimum, the following factors for new directors, or the continued service of existing directors: (1) the ability of the prospective nominee to represent the interests of the stockholders of the Company; (2) the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; (3) the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; (4) the extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board of Directors; and (5) the prospective nominee’s contributions to the Board of Directors as a whole.

Any stockholder who wishes to recommend a director candidate for consideration by the Independent Directors should submit such recommendation in writing to the Board of Directors at the address set forth below under “Communications with Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as director.  Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria above.

NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

Any stockholder wishing to nominate an individual for election as a director at the Annual Meeting must comply with certain provisions in the Company's Restated Certificate of Incorporation.  The Company's Restated Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the Annual Meeting. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days nor more than 60 days before a meeting at which directors are to be elected.  To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of the Company beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in the Company's Restated Certificate of Incorporation relating to the nomination of an individual for election as a director.  For a copy of the Company's Restated Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

AUDIT COMMITTEE

The members of the audit committee of the Company during the fiscal year ended December 31, 2019 were, and on the date of this proxy statement are, Messrs. Grissom, Horn (only since January 2020 when he joined the Board of Directors), Melvin (until April 2020 when he will retire from the Board of Directors), Sparks, Cook and Zimmer, Ms. Bailey and Ms. Westerhold.  The audit committee met six times in 2019.  The audit committee assists the Board of Directors with the review of the Company’s financial statements and the Company’s compliance with applicable legal and regulatory requirements.  Additionally, the audit committee appoints, and is directly responsible for the oversight of, the independent auditor, pre-approves all services performed for the Company by the independent auditor and oversees the Company’s internal audit function.  The audit committee may also retain independent legal, accounting or other advisors as it may deem necessary in order to carry out its duties.

The Board of Directors determined that each member of the audit committee satisfies the independence, experience and other membership requirements of NASDAQ.  The Securities and Exchange Commission requires that Boards of Directors disclose whether any audit committee member qualifies as an “audit committee financial expert” as defined under SEC guidelines. The Board of Directors determined that Steven L. Grissom and Mary J. Westerhold are each audit committee financial experts. Accordingly, Mr. Grissom and Ms. Westerhold are each presumed to qualify as financially sophisticated audit committee members under the rules of NASDAQ.

The audit committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 21, 2020.  A copy of the audit committee charter may be found on the Company’s website at www.firstmid.com. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

COMPENSATION COMMITTEE

The members of the compensation committee of the Company during the fiscal year ended December 31, 2019 were, and on the date of this proxy statement are, Messrs. Grissom, Horn (only since January 2020 when he joined the Board of Directors), Melvin (until April 2020 when he will retire from the Board of Directors), Sparks, Cook and Zimmer, Ms. Bailey and Ms. Westerhold. The compensation committee met three times in 2019.  The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including reviewing and approving base salaries and annual bonuses, conducting a review of executive officers’ salary, incentive compensation, retirement benefits and fringe benefits compared to other financial services companies in the region, and using its best judgment in determining that total executive compensation reflects the Company’s mission, strategy and performance.

The Board of Directors determined that each member of the compensation committee satisfies the independence, experience and other membership requirements of NASDAQ. The compensation committee acts pursuant to a written charter that was adopted by the Board of Directors on January 21, 2020.  A copy of the compensation committee charter may be found on the Company’s website at www.firstmid.com. The compensation committee will review and reassess the charter from time to time but not less than annually.

Additionally, the Board of Directors, or if the Board of Directors so delegates, a sub-committee of the compensation committee, has responsibility for administering the stock incentive plans of the Company and approves grants based on the compensation committee's recommendation.  For information about the role of the compensation committee with respect to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2019, Messrs. Grissom, Horn (only since January 2020 when he joined the Board of Directors), Melvin (until April 2020 when he will retire from the Board of Directors), Sparks, Cook and Zimmer and Ms. Bailey and Ms. Westerhold served on the compensation committee. No member of the compensation committee was, during 2019, an officer or employee of the Company, was formerly an officer of the Company or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K, except for Mr. Horn following his joining the Board of Directors in January 2020 (see the "Certain Relationships and Related Transactions" section of this proxy statement). During 2019, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity.

COMMUNICATIONS WITH DIRECTORS

Any stockholder or other interested person may communicate with the Board of Directors or any individual director by sending written correspondence addressed to the Board of Directors or such individual director in care of the Secretary of the Company at First Mid Bancshares, Inc., 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.  The Secretary or the designee thereof will forward such correspondence to the Board of Directors or the relevant director.

CODE OF CONDUCT

The Company has adopted a code of conduct for directors, officers, and employees of the Company. This code of conduct is posted on the Company’s website at www.firstmid.com. The code of conduct sets forth guiding principles by which the Company and its directors, officers and employees conduct business with the Company’s stockholders and customers.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and beneficial owners of more than10% of the Company's stock, if any, to file reports of ownership and changes in ownership on Forms 3,4, and 5 with the Securities and Exchange Commission, and to furnish copies of these forms to the Company. To the Company's knowledge, based solely upon a review of copies of Securities and Exchange Commission Forms 3, 4, and 5 and upon related written representations furnished to the Company with respect to the fiscal year ended December 31, 2019, the Company believes that all of the Company's officers and directors filed on a timely basis all reports required by Section 16(a) of the Securities and Exchange Act of 1934 during the fiscal year ended December 31, 2019.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2019. The audit committee also discussed with the independent auditors, BKD, LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Commision. The audit committee received the written disclosures and the letter from BKD, LLP required by applicable requirements of the PCAOB regarding BKD, LLP’s communications with the audit committee concerning independence, and discussed with BKD, LLP the independence of that firm.

Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019. This audit committee report is submitted by the audit committee of the Board of Directors:

Mary J. Westerhold, Chairman	Zachary Horn
Holly A. Bailey	Gary W. Melvin
Robert S. Cook	Ray Anthony Sparks
Steven L. Grissom	James E. Zimmer

FEES OF INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2019 and 2018, the audit of the Company’s internal control over financial reporting as of December 31, 2019 and 2018, and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2019 and 2018 were $236,100 and $229,500, respectively.

Audit-Related Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for audit-related services for the fiscal years ended December 31, 2019 and 2018 (namely employee benefit plan audits) were $33,072 and $29,000, respectively.

Tax Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for the fiscal years ended December 31, 2019 and 2018 (namely preparation of consolidated tax returns and tax advice) were $65,530 and $34,400, respectively.

All Other Fees. The aggregate fees billed for other professional services rendered by BKD, LLP for the fiscal years ended December 31, 2019 and 2018 (namely consents and other special audit procedures required following the Company's acquisitions) were $0 and $33,500, respectively.

The audit committee pre-approves all auditing services and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approved all services performed by the independent auditors in 2019.

INDEPENDENT PUBLIC ACCOUNTANTS

BKD, LLP acted as independent certified public accountants of the Company and its subsidiaries for the fiscal year ending December 31, 2019.  BKD, LLP has served as the Company's independent certified public accountant since July 26, 2005.

A representative from BKD, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.  The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2020.  The Company expects to appoint its independent auditors for 2020 at its March meeting of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This compensation committee report is submitted by the compensation committee of the Board of Directors:

Holly A. Bailey, Chairman	Gary W. Melvin
Robert S. Cook	Ray Anthony Sparks
Steven L. Grissom	Mary J. Westerhold
Zachary Horn	James E. Zimmer

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives and philosophy underlying the Company’s executive compensation program and the material elements of the compensation paid to the Company’s executive officers, including the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”). The named executive officers for 2019 were:

Joseph R. Dively:	Chairman, President & Chief Executive Officer
Matthew K. Smith:	Executive Vice President & Chief Financial Officer
Michael L. Taylor:	Senior Executive Vice President & Chief Operating Officer
Eric S. McRae:	Executive Vice President & Chief Credit Officer
Bradley L. Beesley:	Executive Vice President & Chief Wealth Management Officer

Executive Compensation Objectives

It is the policy of the Company to compensate its executives in a manner that is equitable and competitive based on their responsibilities, performance and market conditions. The Company’s compensation objectives with respect to its named executive officers are to:

•	Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.

•	Enable the Company to attract and retain the best available executive talent.

•	Reward individual performance and contributions to the Company.

Setting Executive Compensation

The compensation committee attempts to meet these objectives by providing a mix of key compensation elements that include base salary, annual cash incentives and equity-based compensation.  In setting aggregate compensation for each of the named executive officers, the compensation committee first establishes appropriate levels of base salary for the executives, and then establishes the opportunity for the executives to earn additional compensation through annual cash incentives and longer-term equity compensation. The amount of such additional compensation varies with position and, in the case of annual and long-term incentives, is also conditioned on attainment of corporate or individual performance measures.  The Company also provides retirement benefits, severance and change in control benefits, and a limited number of perquisites and other personal benefits in order to ensure a complete and competitive compensation plan.

The compensation committee uses the key elements of compensation to meet the objectives of its executive compensation program as follows:

Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.   Since 2011, the compensation committee has granted performance awards under its executive long term incentive plan that consist of restricted stock awards and/or restricted stock units. The compensation committee also bases a significant portion of an executive’s cash incentive on attainment of certain corporate performance metrics, which encourages the executive to work to increase the Company’s profitability and in turn, its stock value.

The compensation committee believes that the components of the long term incentive plan align key executive compensation with the Company’s performance goals.  The long term incentive plan generally includes goals which ensure that the executives are focused on sustainability of earnings and growth of the Company.

Enable the Company to attract and retain the best available talent.  In order to achieve this objective, the compensation committee believes it must pay compensation that is competitive.  As described below, the compensation committee reviews and monitors the compensation paid by companies that are comparable to the Company to ensure that compensation packages are competitive.

Reward individual performance and contributions to the Company.  The compensation committee’s evaluation of the individual performance of each executive affects his or her compensation.  Individual performance is an important factor in determining base salary, which in turn affects the amount of cash incentive compensation that can be earned and equity compensation that is granted.  Individual performance is also a component of the cash incentive compensation and, when awarded, equity compensation.

The compensation committee makes all compensation decisions for the CEO and all other executive officers of the Company.  The CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the compensation committee.  The compensation committee considers the CEO’s recommendations when making its final compensation decisions for all executives other than the CEO.  Although the compensation committee has the discretion to make all final decisions, the recommendation of the CEO is an important factor. The compensation committee believes that its ability to exercise discretion in setting the elements of compensation for its executives provides flexibility to establish appropriate overall compensation levels and achieve the Company’s objectives.

Key Elements of Compensation

Each year the compensation committee reviews compensation data of the most highly paid executives of other comparable banking institutions. For 2019, the data consisted of a compensation survey, prepared by the Company’s Chief Human Resources Officer, of publicly traded banks in non-urban markets in the upper Midwest who directly compete with the Company or who have market capitalization comparable to that of the Company.  (The banks included in the 2019 analysis ranged in size from approximately $1 billion to $5 billion in assets).  Because these institutions frequently recruit individuals for senior executive positions requiring similar skills and backgrounds to the individuals recruited by the Company, the compensation committee uses this information as a general guide in establishing the base salaries, cash incentives and equity compensation of the named executive officers. The compensation committee generally aligns compensation components with those used by the peer institutions and attempts to maintain a comparable level of total compensation (i.e., salary, annual cash incentives and equity compensation). However, the compensation committee does not rely solely on this information and does not benchmark its decisions regarding total compensation or elements of compensation to any particular percentile range of the comparator groups of companies.

In addition, the compensation committee considers each executive’s current salary, his or her individual performance, the financial performance of the Company, the anticipated difficulty of replacing the executive with a person of comparable experience and skill and the recommendation of the CEO.  The compensation committee also may periodically engage the services of independent consultants with knowledge and experience in such matters, although it did not do so in setting 2019 compensation.

Total compensation for the named executive officers was initially targeted at the 25th to 50th percentile of the survey group for similar executive positions, then adjusted based on various factors, including the market survey data, individual performance and the experience level of the executive.  The compensation committee approved changes to the current compensation program for the 2019 pay decisions, including (i) salary increases for certain executives, and (ii) a change in the annual bonus opportunity in 2019 that removes the superior level maximum cap and restates the bonus opportunity at its target level (versus the superior (maximum) stated in previous years).

Base Salary

Executives are paid an annual salary. The compensation committee reviews salaries annually in the beginning of each year. Based on the guidelines and factors described above, the compensation committee, in early 2019, concluded that adjustments to base salaries for the named executive officers were necessary in order to keep their compensation competitive. In addition to the factors noted above, the compensation committee considered the level of the executive's accomplishment of individual goals for the prior year, the number of individuals the executive supervises, the level of duties and responsibilities assumed by the executive and the strategic implications of the decisions the executive is required to make.

The compensation committee established the 2019 base salary for the named executive officers as follows (salary increases were effective as of February 11, 2019):

Executive	2019 Salary Rate	$ Increase from 2018 Salary Rate
Mr. Dively	$449,400	$29,400
Mr. Smith	$228,165	$12,915
Mr. Taylor	$303,294	$14,443
Mr. McRae	$272,616	$10,485
Mr. Beesley	$177,543	$10,050

The actual salaries paid to the named executive officers in 2019 are set forth in the “Salary” column of the Summary Compensation Table of this proxy statement.

Annual Cash Incentives

The named executive officers are eligible to participate in the Company’s Incentive Compensation Plan (the "Plan”), which is designed to reward executives in increasing Company profitability which creates stockholder value.  In January 2019, the compensation committee approved removing the superior level and maximum cap on the annual incentive opportunity. As a result of the change, the annual bonus opportunity was restated as the target opportunity (versus a maximum opportunity used previously) with no maximum incentive opportunity cap. As a result, the CEO opportunity for 2019 was a target opportunity of 50% versus a 75% maximum opportunity and the other named executive officer's opportunity was a target opportunity of 25% versus a 40% maximum opportunity, expressed as a percentage of the base salary rate in effect for 2019. The primary reason for this change was to increase the payout opportunity for achievement beyond the target level, thus incenting the named executive officers to increased performance.

Since successful execution of the Company’s strategic plan requires that members of the executive management team work closely together and because senior management has the potential greatest influence on Company profitability, the compensation committee determined that incentive opportunity for 2019 would continue to be based 70% on the Company’s net income (exclusive of non-recurring costs associated with acquisitions) and 30% on the Company's asset quality (adversely classified loans and repossessed assets as a percent of total loans) for Messrs. Dively, Smith, Taylor and McRae. The compensation committee also determined that incentive opportunity for 2019 would continue to be based 70% on the Company’s net income (exclusive of non-recurring costs associated with acquisitions) and 30% on the profitability of Wealth Management for Mr. Beesley. The compensation committee utilizes the asset quality goal, in addition to the net income goal, based on the premise that asset quality has a strong correlation to future loan losses and therefore, future profitability, while net income represents current profitability. The compensation committee believes the combination of these two metrics represents the best measures of stockholder value for the near term.

The target cash incentive opportunity for each named executive officer established for 2019 was based on a percentage of the executive's salary rate in effect beginning February 11, 2019, as follows:

Executive	% of Salary Payable as Cash Incentive	% of Cash Incentive Tied to Net Income	% of Cash Incentive Tied to Asset Quality	% of Cash Incentive Tied to WM Profitability
Mr. Dively	50%	70%	30%
Mr. Smith	25%	70%	30%
Mr. Taylor	25%	70%	30%
Mr. McRae	25%	70%	30%
Mr. Beesley	25%	70%		30%

At the same time, the compensation committee established the criteria for measurement of the these goals. The net income target was determined using the current year budgeted net income. The asset quality target was determined based on a percentage of the current balance of total loans outstanding (which was $2.7 billion) at December 31, 2019.  The Wealth Management profitability target was determined using the budgeted profitability for 2019.

Using the metrics above as a base line, the compensation committee determined the following 2019 goal criteria:

	Performance	Net Income	Asset Quality	WM Profitability
Threshold:	93% of current year budgeted net income, adversely classified assets of 2.75% of current year loan balance and 93% of 2019 WM budget	$43.7 million	2.75%	$3.2 million
Target:	100% of current year budgeted net income, adversely classified assets of 2.50% of current year loan balance and 100% of 2019 WM budget	$47.1 million	2.50%	$3.4 million

During 2019, the superior (maximum) level was removed from the cash incentive plan. The compensation committee established the percent of the target cash incentive opportunity that would be earned at each performance level as:

Performance Level	CEO	Other Named Executive Officers
Threshold:	25%	13%
Target:	50%	25%

In addition to the changes above, tables were established to determine payout for achievement in between threshold and target, and for achievement that exceeds target. For achievement between threshold and target, each decrease of $285,000 of net income from the target to the threshold level, decreased the CEO's payout opportunity by approximately 2% and decreased the other named executive officers' payout opportunity by 1%. For each increase in net income of $115,000 above the target, the CEO payout opportunity increased by approximately 1.65% and the other named executive officers' payout opportunity increased by 1%. Similar tables were established for corporate asset quality and wealth management net income with increases and decreases to the opportunity of the CEO and other named executive officers being the same.

Operations for 2019 resulted in net income of $47.7 million, which was slightly above the target level. Adversely classified assets on December 31, 2019 totaled $69.3 million or 2.57% of the current year loan balance, which was between the threshold and target levels. Wealth Management profitability for 2019 was $3.8 million, which exceeded the target level. The cash incentive awards paid were based on performance achievement as follows:

Mr. Dively	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	101%	40.8%
Asset Quality	30%	97%	12.5%
			53.3%

Messrs. Smith, Taylor and McRae	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	101%	21.0%
Asset Quality	30%	97%	6.3%
			27.3%

Mr. Beesley
Net Income	70%	101%	21.0%
Asset Quality	30%	110%	19.8%
			40.8%

Based on the above levels of attainment, the following bonuses were paid for 2019:

Executive	Cash Incentive
Mr. Dively	$239,328
Mr. Smith	$62,289
Mr. Taylor	$82,799
Mr. McRae	$74,424
Mr. Beesley	$72,438

Mr. Beesley maintains ongoing responsibilities for managing a portfolio of brokerage customers that includes providing investment advice and completing investment trades. Pursuant to the terms of his employment agreement, and consistent with standard practice in the brokerage industry, Mr. Beesley is entitled to 30% of net revenues he generates on his individual book of business through First Mid Bank's broker/dealer. Accordingly, the compensation committee approved an additional annual cash incentive for Mr. Beesley for 2019 of $145,786.

Equity Compensation

The compensation committee grants long-term equity compensation in order to motivate executives to increase stockholder value over the long term and more closely link the financial interests of the Company’s executives with those of its stockholders.

Since 2011, the compensation committee has made awards pursuant to the Executive Long-Term Incentive Program (LTIP), which provides a framework for granting awards of restricted stock and restricted stock units (RSUs) under the Company's Stock Incentive Plan. The compensation committee believes that the components of the LTIP more closely align key executive compensation with the Company’s performance goals than the stock options granted in prior years and ensures that the executives are focused on longer term sustainability of earnings and growth in the value of the Company. In January 2019 the compensation committee made a grant of performance-based restricted stock units to the named executive officers. The January 2019 awards were for a target number of units as follows:

Executive	RSU Award
Mr. Dively	5,200
Mr. Smith	1,000
Mr. Taylor	1,500
Mr. McRae	1,500
Mr. Beesley	1,000

The restricted stock unit award was subject to a one-year performance period with a performance goal based on 2019 budgeted net income (the target was $47.1 million).  If the target goal is attained, the executives receive a restricted stock award for the target number of shares, and the award is then subject to further three-year service-based vesting with 1/3 vesting on December 15, 2020, 2021 and 2022.  If the target goal is not met, no shares are earned and the award is forfeited.
During 2019, the target net income goal was exceeded and in January of 2020, the executives were awarded the target number of shares of restricted stock.

The compensation committee has also approved an annual discretionary pool of shares that may be awarded based on individual performance each year. The compensation committee makes the discretionary awards based on recommendations of the CEO. On this basis, in January 2019, the compensation committee also awarded each of Mr. Smith and Mr. Taylor 1,000 shares from the discretionary pool in recognition of their individual performance during 2018. These shares are also a three-year, service-based award that vests 1/3 each on December 15, 2019, 2020 and 2021.

Retirement Plans

The Company sponsors various retirement plans that cover eligible employees, including the named executive officers. The Company believes that these benefits are a valuable incentive for attracting and retaining top executives.

401(k) Plan. The Company’s 401(k) plan is a tax-qualified retirement plan that covers all employees generally, including the named executive officers.  An employee can elect to defer a percentage of his or her compensation on a pre-tax and/or post-tax basis, up to a maximum in 2019 of $19,000, or $25,000 if age 50 or over, and the Company contributes a matching contribution of up to 4% of the employee’s deferral contributions.  The Company also provides a discretionary annual contribution up to 2% of each eligible employee’s compensation, whether or not the employee makes elective deferral contributions.  (Amounts paid to the plan reflect the Internal Revenue Code’s limit on the amount of compensation that can be taken into account in determining contributions, which was $280,000 in 2019). The Company’s contributions under the Plan on behalf of each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified retirement plan that covers selected employees, including the named executive officers.  The plan provides higher paid employees with the opportunity to defer compensation in addition to compensation that can be deferred under the 401(k) plan. For each calendar year, each executive can defer a portion of his or her salary and cash incentive opportunity.  The deferred amounts are invested in Company common stock and are paid to the executive in shares of common stock after termination of employment.  The Company does not contribute to this plan.  The Deferred Compensation Plan is described in greater detail in the “Non-Qualified Deferred Compensation” section of this proxy statement.

Employment Agreements

The Company has employment agreements with certain of its executives, including each named executive officer.  The agreements, which are generally for three-year terms, provide for a minimum base salary which cannot be reduced, and a cash incentive opportunity.  The agreements also provide for severance benefits upon certain terminations of employment.  If the named executive officer’s employment is terminated by the Company without cause, he or she is entitled to continued payment of base salary for 12 months and continued health coverage for the severance period.  If following a change in control of the Company, either the named executive officer’s employment is terminated by the Company without cause, or the named executive officer terminates his or her employment for good reason, the named executive officer is entitled to continued payment of base salary for 24 months (12 months for Mr. Beesley), a lump sum payment equal to the cash incentive paid for the prior year and continued health coverage for the severance period.  The agreements contain restrictive covenants that prohibit the named executive officers from disclosing confidential information and from competing with the Company. The employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control of the Company” section of this proxy statement.

The compensation committee believes these severance benefits reflect market levels of benefits when they were negotiated and represent fair and appropriate consideration for the executive’s agreement to the post-termination restrictive covenants. The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top executives.  The Company also believes that in the event of an extraordinary corporate transaction, the agreements could prove important to the Company’s ability to retain top management through the transaction process and to provide motivation to the executives to act in the best interests of the Company and its stockholders before, during and after the transaction.

Perquisites and Other Benefits

The Company provides limited perquisites and other benefits to its executives. During 2019, each named executive officer received a monthly auto allowance. The determination as to whether an auto allowance is appropriate for an executive is based on the amount of business travel undertaken by the executive and the relative cost involved.  The Company paid for annual country club membership dues for Messrs. Dively, Taylor, McRae and Beesley.  All of the named executives received communication device allowances. These perquisites and other benefits are reported in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Incentive Compensation Recoupment Policy

In January 2015, the compensation committee adopted an Incentive Compensation Recoupment Policy. The Policy permits the Board to recoup from an executive cash or equity-based compensation granted on or after January 1, 2015 in the event that there is a restatement of the Company's financial statements or the executive engages in misconduct that results in a material loss or damage to the Company. Recoupment covers any incentive compensation (including annual cash bonuses and awards under LTIP) that is awarded or paid or vests within 36 months preceding the restatement or 36 months following the occurrence of misconduct. Misconduct includes an act of fraud, dishonesty or gross negligence, the material breach of a fiduciary duty, a knowing violation of a Company policy, or a violation of a confidentiality, non-solicitation or non-competition covenant.

Anti-Hedging Policy

The Company's Insider Trading Policy prohibits its directors, officers or other employees from engaging in short sales of Company stock, as well as transactions in any puts, calls or other derivative securities on Company stock in any organized market, or "hedging." The Insider Trading Policy also prohibits employees, officers and directors of the Company from depositing any Company stock in a margin account.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code as in effect prior to 2018 limited the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year, but contained an exception for “performance-based compensation.”  Annual salary, by its nature, does not qualify as performance-based compensation under Section 162(m), and the Company’s annual cash incentive payments and grants of restricted stock and restricted stock units did not qualify as performance-based compensation.  The Tax Cuts and Jobs Act of 2017 amended section 162(m) to cover a public company's chief financial officer, extend its reach to post-termination payments and eliminate the performance-based exception, beginning in 2018. However, due to the amounts and forms of compensation currently paid to the Company’s executive officers, the tax deductibility of such compensation under Section 162(m) is not an important factor in making compensation decisions.

Other Compensation Decisions

At the 2017 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 96% of the votes cast. The Board of Directors considered these results and, based on the overwhelming support from stockholders, determined to not make any major changes to the executive compensation plans and programs already in place for 2019, except for the changes noted above to the annual cash incentive.

SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s named executive officers, who consist of the Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company during the years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)(1)	($)(2)	($)(3)	($)
Joseph R. Dively Chairman, President & Chief Executive Officer	2019	444,877	173,212	239,328	27,516	884,933
	2018	413,591	319,144	289,800	30,645	1,053,180
	2017	375,049	113,526	189,172	34,583	712,330
Matthew K. Smith Executive Vice President & Chief Financial Officer	2019	226,178	66,620	62,289	26,311	381,398
	2018	213,673	77,840	79,212	24,734	395,459
	2017	198,846	25,364	71,750	11,377	307,337
Michael L. Taylor Senior Executive Vice President & Chief Operating Officer	2019	301,072	83,275	82,799	28,701	495,847
	2018	287,348	116,760	106,297	26,778	537,183
	2017	277,038	55,828	97,679	28,543	459,088
Eric S. McRae Executive Vice President & Chief Credit Officer	2019	271,003	49,965	74,424	33,036	428,428
	2018	260,580	116,760	96,464	34,226	508,030
	2017	250,203	50,422	88,217	29,833	418,675
Bradley L. Beesley Executive Vice President & Chief Wealth Management Officer	2019	175,997	33,310	218,224	25,541	453,072
	2018	167,493	77,840	206,278	28,232	479,843
	2017	167,493	21,794	165,976	28,015	383,278

(1) Stock Awards.  The amounts in this column represent the aggregate grant date fair value of restricted stock and RSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, based on the probable outcome of the performance conditions attached to the performance-based awards, which is also the grant date fair value assuming the maximum level of attainment is achieved. See Note 13 to the consolidated financial statements in the Company’s 2019 Form 10-K for a description of the valuation.

(2) Non-Equity Incentive Plan Compensation.  All amounts in this column are based on performance in 2019, 2018 and 2017 and reflect the amounts actually paid in February 2020, 2019 and 2018, respectively, under the Company’s Annual Cash Incentive Compensation Plan. The amounts for Mr. Beesley also includes payment per his employment agreement of 30% of net revenues generated on his individual book of business through First Mid Bank's broker/dealer.  See “Cash Incentives” in the Compensation Discussion and Analysis section of the Proxy Statement for a discussion of the Incentive Compensation Plan.

(3) All Other Compensation.  For 2019, these amounts include (i) the Company's contributions to its 401(k) Plan on behalf of each named executive officer (Mr. Dively: $8,686; Mr. Smith: $14,361; Mr. Taylor: $15,138; Mr. McRae: $13,511; and Mr. Beesley: $12,748); (ii) country club dues for each named executive officer; (iii) automobile allowances for each named executive officer; and (iv) communication device allowances for each named executive officer.

Employment Agreements.  The Company is a party to employment agreements with each of the named executive officers that provide for certain compensation and benefits during employment:

Mr. Dively:  The employment agreement with Mr. Dively was renewed effective December 31, 2019 and has a term through December 31, 2022 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan with a target value of 50% of base salary, (iii) participation in the Company's Deferred Compensation Plan and Long Term Incentive Plan, (iv) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. Smith:  The employment agreement with Mr. Smith was effective July 25, 2017 and has a term through December 31, 2020 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, (iv) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executives or management employees.

Mr. Taylor:  The employment agreement with Mr. Taylor was updated effective July 25, 2017 and has a term through December 31, 2020 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company executives or management employees.

Mr. McRae: The employment agreement with Mr. McRae was updated effective December 31, 2019 and has a term through December 31, 2022 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan with a target value of 25% of base salary, (iii) participation in the Company's Deferred Compensation Plan and Long Term Incentive Plan, (vi) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. Beesley:  The employment agreement with Mr. Beesley was renewed effective December 31, 2019 and has a term through December 31, 2022 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan with a target value of 25% of base salary, (iii) participation in the Company’s Deferred Compensation Plan and Long Term Incentive Plan, (iv) an auto allowance (and although not specified in the employment agreement, the Company also pays annual country club membership dues), and (v) other benefits made available to Company executives or management employees. In addition, Mr. Beesley will receive 30% of the net revenues generated on his individual book of business through First Mid Bank's broker/dealer.

First Retirement and Savings Plan (“401(k) Plan”).  The Company has a tax-qualified defined contribution retirement plan that covers all employees generally and provides for a discretionary contribution by the Company, which for 2019 was 2% of compensation, and a matching contribution by the Company of up to 100% of the first 3% and 50% of the next 2% of employee contributions.

2019 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to estimated payouts under incentive plans, award opportunities for 2019 restricted stock and RSU awards granted in 2019.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Stock Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph R. Dively		112,350	224,700	—
	01/22/19				—	5,200	5,200	—	173,212
Matthew K. Smith		29,661	57,041	—
	01/22/19				—	1,000	1,000	1,000	66,620
Michael L. Taylor		39,428	75,824	—
	01/22/19				—	1,500	1,500	1,000	83,275
Eric S. McRae		35,440	68,154	—
	01/22/19				—	1,500	1,500	—	49,965
Bradley L. Beesley		23,081	44,386	—
	01/22/19				—	1,000	1,000	—	33,310

(1)
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.  Payouts under the Company’s Incentive Compensation Plan were based on performance in 2019, which has now occurred.  Thus, the information in the “Threshold” and “Target” columns reflect the range of potential payouts when the performance goals were set in January 2019.  The amounts actually paid under the Company’s Incentive Compensation Plan for 2019 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.  A description of the plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)
The Compensation Committee has established tables of potential payout levels if performance is between the threshold and target levels or if performance is above the target level. There is no maximum cap.

(3)
Estimated Future Payouts Under Equity Incentive Plan Awards.  The target amounts represent the number of RSUs granted on January 22, 2019 under the 2017 Stock Incentive Plan. If the performance is lower than target level, the award is forfeited. Performance for 2019 exceeded target, and payout (in the form of restricted stock) occurred at the target level. A description of the 2019 awards can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)	The compensation committee awarded 1,000 shares of restricted stock from the annual discretionary pool to each of Mr. Smith and Mr. Taylor for their individual performance in 2018.

(5)
The grant date fair value of performance-based RSUs is based on the probable outcome of the performance conditions at the time of the grant. The grant date fair value of restricted stock is based on the actual shares issued.

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth the information for each named executive officer with respect to equity awards outstanding as of December 31, 2019.

	Restricted Stock Awards (1)
Name	Number of Unearned Shares or Units that have not Vested (#) (1)	Market Value of Unearned Shares or Units that have not Vested ($) (2)
Joseph R. Dively	9,667	340,762

Matthew K. Smith	2,666	93,977

Michael L. Taylor	3,666	129,227

Eric S. McRae	3,000	105,750

Bradley L. Beesley	2,000	70,500

(1)  This table includes the awards of (i) remaining restricted stock granted on January 23, 2018 that vests on December 15, 2020; (ii) RSUs granted on January 23, 2018 that were earned at target based on performance through December 31, 2018 and converted to restricted stock. The remaining restricted stock vests on December 15, 2020 and 2021; (iii) 1,000 discretionary shares of restricted stock granted on January 22, 2019 to Messrs. Smith and Taylor each that vest at a rate equal to 1/3 on December 15, 2019, December 15, 2020 and December 15, 2021; and (iv) RSUs granted on January 22, 2019 that were earned at target based on performance through December 31, 2019 and converted to restricted stock that vests at a rate equal to 1/3 on December 15, 2020, December 15, 2021 and December 15, 2022.

If an executive’s employment terminates for any reason prior to the end of the RSU’s annual performance period, the RSU award will be forfeited.  If an executive’s employment terminates prior to a vesting date that applies to any restricted stock, he will forfeit the award, unless such termination occurs on or after attaining age 66 with 10 years of service or due to death or disability (in which case the executive will vest in the then unvested shares).

(2) The market rate is based on the closing price of the Company’s stock on December 31, 2019 ($35.25).

2019 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to the vesting of restricted stock and RSUs during 2019 by each named executive officer and the amount realized upon such exercise or vesting. The Company had no outstanding stock options in 2019.

	Stock Awards
Name	Number of Shares Vested (#)	Value Realized when Shares Vested (1) ($)
Joseph R. Dively	2,733	97,049
Matthew K. Smith	1,000	35,510
Michael L. Taylor	1,334	47,370
Eric S. McRae	1,000	35,510
Bradley L. Beesley	666	23,650

(1)	Represents the number of shares vested during 2019 multiplied by the closing market price ($35.51) of the underlying shares on the vesting date (December 15, 2019).

2019 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s account balance at December 31, 2019 under the Company’s Deferred Compensation Plan (“DCP”), including contributions and earnings credited to such account.

Name	Executive Contributions In Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)(1)	($)	($)(2)	($)	($)(3)
Joseph R. Dively	141,774	—	161,173	—	1,508,245
Matthew K. Smith	—	—	2,663	—	21,101
Michael L. Taylor	41,628	—	3,714	—	57,645
Eric S. McRae	14,083	—	16,715	—	159,095
Brad L. Beesley	16,414	—	20,675	—	189,060

(1)	The contributions reported in this column are reported in the Summary Compensation Table, in either the Salary or Non-Equity Incentive Compensation Plan columns.

(2)	The earnings reported in this column are not reported on the Summary Compensation Table.

(3)
The amounts in this column have previously been reported as compensation on the Summary Compensation Tables for prior years, except for the following amounts of earnings or deferrals included in the account balances:  Mr. Dively:  $712,592 (includes earnings and deferrals of director fees which were not previously reported on the Summary Compensation Table); Mr. Smith: $475; Mr. Taylor: $1,649; Mr. McRae:  $56,208; Mr. Beesley: $64,773.

Non-Qualified Deferred Compensation.  The DCP is a nonqualified defined contribution plan that covers certain eligible employees and directors, including the named executive officers.  For each calendar year, the named executive officers can defer 5%, 10% or 15% of their base salary and/or 25% increments of their cash incentive compensation, and non-employee directors can elect to defer their director fees.  The deferred amounts are deposited into a rabbi trust and credited to a DCP account established for the participant as soon as practicable after the date they would otherwise have been paid to the participant.  Such amounts are invested in the Northern Institutional U.S. Government Select Portfolio until the next quarterly window trading period established by the Company, at which point each participant’s account balance is invested in shares of common stock of the Company.  Dividends paid on Common Stock are credited to the participant’s DCP account and invested in additional shares.  The Northern Institutional U.S. Government Select Portfolio had an annual return for 2019 of 2.01%.  The Company’s common stock had an annual return for 2019 of 12.8%.

A participant is 100% vested in his or her DCP account at all times.  A participant’s DCP account is paid to him or her in five annual installments beginning on the March 15 following the date the participant terminates employment, provided that the Board of Directors in its sole discretion can decide to pay the portion of the DCP account earned as of December 31, 2004 in a lump sum payment.  An participant may also request at any time a distribution from the DCP account of an amount necessary to satisfy an unforeseeable emergency.  In the case of the death of a participant, the DCP account will be paid to his or her designated beneficiary in a single payment.  Upon a Change in Control of the Company (as defined in the Plan), each participant’s DCP account will be paid in an immediate lump sum.  All distributions are in full shares of common stock, and cash for fractional shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain benefits to eligible employees, including the named executive officers, upon certain terminations of employment or a change in control of the Company.  These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Employment Agreements

The employment agreements with the named executive officers provide benefits to them upon certain types of termination of employment during the term of the agreement.  The incremental benefits payable to the named executive officers in effect at December 31, 2019 include the following:

•
If the executive’s employment is terminated by the Company for other than “cause” (and a Change in Control of the Company, as defined in the Stock Incentive Plan, has not occurred), the executive is entitled to the following:

i.	Continued payment of the executive’s then current base salary for 12 months.

ii.
Continued coverage of the executive under the Company’s health plan for the 12 month severance period at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

•
If following a Change in Control of the Company (as defined in the 2017 Stock Incentive Plan), the executive’s employment is terminated by the Company for other than “cause,” or the executive terminates his or her employment due to good reason, the executive is entitled to the following:

i.	For Messrs. Dively, Smith, Taylor and McRae, payment of the executive’s then current base annual salary for 24 months. For Mr. Beesley, continued salary for 12 months.

ii.	An immediate lump sum payment equal to the incentive compensation earned by or paid to the executive for the immediately preceding fiscal year.

iii.
Continued coverage of the executive under the Company’s health plan for the first 24 months (12 months for Mr. Beesley) following termination at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

“Cause” means the executive’s (i) conviction (or guilty or no contest plea) for a felony or any crime involving fraud, dishonesty or breach of trust; (ii) performance that would materially and adversely affect the Company’s business; (iii) act or omission that results in a regulatory body to demand the executive to be suspended or removed; (iv) substantial nonperformance of his or her duties; (v) misappropriation or intentional material damage to the Company’s property or business; or (vi) violation of the agreement’s restrictions with respect to confidential information, noncompetition and nonsolicitation.

"Good reason" means a decrease in the executive's then current salary or a substantial diminuation in his or her position and responsibilities.

The agreements in effect for 2019 contain restrictive covenants that prohibit the executive from (i) disclosing confidential information; (ii) becoming involved with a business similar to that of the Company within any county in which the Company conducts business; and (iii) soliciting for sale or selling competing products or services to any person or entity who was a customer or client of the Company during the last year of the executive’s employment. The restrictive covenants regarding confidential information are indefinite. The restrictive covenants regarding noncompetition and nonsolicitation continue in effect until one year following termination of employment.

Stock Incentive Plans

The restricted stock award agreements provide that an executive will not become vested in any restricted stock if the executive does not remain continuously employed from the grant date until the last day of the applicable vesting period, except that upon a voluntary termination of employment after attaining age 66 with ten years of service or a termination of employment due to death or disability, an executive will vest in the remaining unvested shares subject to the award. The RSU award agreements provide that if an executive’s employment terminates for any reason during the annual performance period, the award is forfeited, and if the executive’s employment terminates after the RSU award is converted to restricted stock following the end of the performance period, the accelerated vesting provisions discussed above apply.

Upon a Change in Control of the Company (as defined in the Plan), the compensation committee has the discretion to determine how outstanding awards are treated on a Change in Control. The current award agreements provide that unless the awards are assumed by a public company, they will fully vest immediately prior to the Change in Control. If the awards are assumed by a public company, and within two years following the Change in Control the executive’s employment is terminated by the company without Cause or by the executive for Good Reason (as such terms are defined in the agreement), the awards fully vest.

2019 Potential Severance Payments

The table set forth below quantifies the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control of the Company and/or termination of employment occurred on December 31, 2019.

Name:	Joseph R. Dively	Matthew K. Smith	Michael L. Taylor	Eric S. McRae	Bradley L. Beesley
Change in Control:
Base Salary:	$898,800	$456,330	$606,588	$545,232	$177,543
Incentive Compensation (1):	289,800	79,212	106,297	96,464	206,278
Continued Health Coverage (2):	25,496	20,250	34,008	11,738	5,869
Value of Vesting of Unvested Stock Awards (3):	340,762	93,977	129,227	105,750	70,500

No Change in Control:
Base Salary:	$449,400	$228,165	$303,294	$272,616	$177,543
Continued Health Coverage (2):	12,748	10,125	17,004	5,869	5,869

Retirement, Death or Disability:
Value of Vesting of Unvested Stock Awards (3):	340,762	93,977	129,227	105,750	70,500

(1)	Represents an amount equal to the cash incentive compensation earned by the executive for 2018 and paid in 2019.

(2)	Represents the Company’s portion of premiums paid for the executive’s coverage during the applicable severance period.

(3)
The value of the restricted stock and RSUs that vest upon a Change in Control is calculated based on the number of unvested shares covered by the restricted stock award plus the RSUs subject to the performance goal, multiplied by the closing price of the Company’s common stock on December 31, 2019 ($35.25).

Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a final rule requiring annual disclosure of the ratio of the median employee’s annual compensation to the annual compensation of the CEO.

The median employee was identified from all full-time and part-time employees, excluding the CEO, who were employed by the Company and its consolidated subsidiaries on December 31, 2019. All of our employees are located in the United States. A total of 1,180 employees were included. Compensation was measured over the 12 month period beginning on January 1, 2019 and ending on December 31, 2019. The median employee compensation was determined using 2019 W-2 (Box 5) compensation. Wages were annualized for employees who did not work the entire calendar year.

Mr. Dively had 2019 annual total compensation of $884,933 as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s annual total compensation for 2019 that would be reportable in the Summary Compensation Table was $32,716. As a result, the CEO pay ratio is 27:1.

DIRECTOR COMPENSATION

Non-employee directors of the Company received a $5,000 quarterly retainer, paid at the start of each calendar quarter, for their services in 2019.  The lead independent director received an additional quarterly retainer of $2,500 for his services in 2019. The non-employee directors of the Company were not granted any form of stock-based compensation in 2019.  During 2019:

•
Audit committee members received a $625 quarterly retainer for their audit committee meeting services.  The audit committee chairman, who is also designated a financial expert, also received an additional $1,875 quarterly retainer and the audit committee financial expert received an additional $1,000 quarterly retainer.

•
Compensation committee members received a $625 quarterly retainer for their compensation committee meeting services and the compensation committee chairman also received an additional $1,000 quarterly retainer.

•	Non-employee directors who were members of the Company's trust investment committee received a $375 quarterly retainer for their trust investment committee meeting services.

•
Non-employee directors who also served on the board of directors of First Mid Bank received a $2,500 quarterly retainer fee for such services.  Non-employee directors who also served on the board of directors of Data Services, Wealth Management or Insurance Group each received a $500, $500 and $500 quarterly retainer, respectively, for such services.

This table shows all compensation provided to each non-employee director of the Company for the year ended December 31, 2019. Mr. Horn, a current non-employee director of the Company, did not join the Board of Directors until January 2020.

	Fees Earned Or Paid in Cash ($)
Holly A. Bailey	44,500	(1)
Robert S. Cook	42,125	(2)
Steven L. Grissom	46,125	(3)
Gary W. Melvin	40,500	(4)
Ray Anthony Sparks	50,500	(5)
James E. Zimmer	42,125	(6)
Mary J. Westerhold	47,375	(7)

(1) This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services, Wealth Management and Insurance Group of $20,000, $10,000, $2,000, $1,500 and $2,000, respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500 respectively. Ms. Bailey also received $4,000 for serving as the compensation committee chairman.

(2) This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services, Wealth Management and Insurance Group of $20,000, $10,000, $2,000, $1,500 and $2,000 respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500, respectively, and for serving as a member of the trust investment committee of $1,125. Mr. Cook also received $500 for serving as director of Soy Capital Bank prior to its merger into First Mid Bank.

(3) This amount represents the compensation earned for serving, as a director of the Company and First Mid Bank, Data Services, Wealth Management and Insurance Group of $20,000, $10,000, $2,000, $1,500 and $2,000 respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500, respectively, and for serving as the audit committee financial expert of $4,000, as well as $1,125 for serving as a member of the trust investment committee.  Mr. Grissom also received $500 for serving as director of Soy Capital Bank prior to its merger into First Mid Bank.

(4) This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services, Wealth Management and Insurance Group of $20,000, $10,000, $2,000, $1,500 and $2,000 respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500, respectively.

(5) This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services, Wealth Management and Insurance Group of $20,000, $10,000, $2,000, $1,500 and $2,000, respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500, respectively, and for serving as the audit committee chairman of for the first quarter of 2018, as well as $10,000 for serving as the lead independent director.

(6) This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services, Wealth Management and Insurance Group of $20,000, $10,000, $2,000, $1,500 and $2,000 respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500, respectively and for serving as a member of the trust investment committee of $1,125. Mr. Zimmer also received $500 for serving as director of Soy Capital Bank prior to its merger into First Mid Bank.

(7) This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Data Services, Wealth Management and Insurance Group of $20,000, $10,000, $2,000, $1,500 and $2,000 respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $2,500, respectively, and for serving as the audit committee chairman of $6,875 for the second, third and fourth quarters of 2018.

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is required to submit to stockholders a resolution, subject to an advisory vote, to approve the compensation of our named executive officers at least every three years. At the 2017 annual meeting, the stockholders of the Company voted, in an advisory vote, to hold such a vote every three years and the Board of Directors determined to conduct the vote every three years. Accordingly, we are presenting the vote at the 2020 Annual Meeting. The next such vote will take place at the 2023 Annual Meeting.
The Board of Directors encourages stockholders to carefully review the “Executive Compensation” section of this Proxy Statement beginning on page 16, including the “Compensation Discussion and Analysis,” for a thorough discussion of our compensation program for named executive officers. Our executive compensation objectives are to:

•	provide incentives to our executives to maximize stockholder return;

•	enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of our business; and

•	reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.

The Company has pursued these objectives by:

•	establishing annual operating and performance goals for the Company and linking compensation of the named executive officers to this performance;

•
using an annual cash incentive bonus plan and equity compensation awards that tie the level of achievement of our annual and long-term financial and operational performance goals to the amount of incentive compensation that we pay to each of our executives; and

•	reviewing comparable compensation information of the Company’s peers compiled by the Company’s human resources director.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the 2020 annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and narrative discussion, is hereby approved.”

_______________________________________________________________________________

The board of directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers (Proposal No. 2 on the proxy card). The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. Abstentions and broker non-votes will count as a vote "AGAINST" Proposal No. 2. As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the compensation committee, although the Board of Directors and the compensation committee will carefully consider the outcome of the vote when evaluating compensation program.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company's equity compensation plans, as of December 31, 2019:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders:
(A) Deferred Compensation Plan	---	---	328,156	(1)
(B) Stock Incentive Plan			107,491	(2)
Equity compensation plans not approved by security holders (3)	---	---	---
Total	—	—	435,647

(1) Consists of shares issuable with respect to participant deferral contributions invested in common stock.
(2) Consists of restricted stock and/or restricted stock units.
(3) The Company does not maintain any equity compensation plans not approved by stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 17, 2013, the audit committee adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons.” The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable Securities and Exchange Commission rules (generally, transactions in which the Company is a participant, the amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest). Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable Securities and Exchange Commission rules (“exempt transactions”). In addition, the audit committee has approved in the policy extensions of credit to a related person that are (1) made in the ordinary course of business, (2) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons and (3) do not involve more than the normal risk of collectability or present other unfavorable feature.

The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), to provide, to the extent practicable, notice to the Company of the proposed related person transaction. The audit committee or its chair may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chair, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chair, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest. There were no transactions during 2019 that met this criteria. Although not on the Board of Directors during 2019, Mr. Horn has transactions that would have met this criteria had he been on the board during such period. As part of the telecommunication services provided to the Company by Consolidated Communications Holdings, Inc. and its affiliates, MCC Network Services, LLC (also known as Metro Communications)("Metro Communications") provided to the Company certain wholesale telecommunication circuit services during 2019 in the amount of approximately $221,000. Mr. Horn is the president and sole owner of Metro Communications.

Directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest had extensions of credit from First Mid Bank during 2019. Additionally, certain entities in which Mr. Horn has a material interest had extensions of credit from First Mid Bank during 2019. All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.  In addition, directors, executive officers, principal, members of their immediate families and entities in which one or more of them have a material interest obtained in 2019, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from the Company and its subsidiaries, on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to the Company.

INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 17, 2020.  Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, if the Company does not receive notice of a stockholder proposal for the Annual Meeting of Stockholders at least 45 days before the one-year anniversary of the date that the Company’s proxy statement was released to the stockholders for its previous year’s annual meeting, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such proposal.

OTHER MATTERS

The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board of Directors has not been informed that other persons intend to present any other matters for action at the annual meeting.  However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS
Joseph R. Dively
Chairman, President and Chief Executive Officer

Mattoon, Illinois
March 20, 2020

First Mid BANCSHARES, INC.

VOTE

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MR A SAMPLE
DESIGNATION (IF ANY)
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 5:00pm, (CST), on April 28, 2020.

Online
Go to **www.envisionreports.com/FMBH** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2020 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Steven L. Grissom	☐	☐	02 - Mary J. Westerhold	☐	☐

	For	Against	Abstain
2. Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐

3. In their discretion, on such other matters that may property come before the meeting and any adjournments thereof.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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2020 Annual Meeting Admission Ticket

2020 Annual Meeting of First Mid Bancshares, Inc. Shareholders

April 29, 2020, 4:00pm CST
First Mid Bank & Trust
1515 Charleston Avenue, Mattoon, IL 61938

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/FMBH

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

First Mid Bancshares, Inc.

Notice of 2020 Annual Meeting of Shareholders

Proxy is Solicited by Board of Directors for the Annual Meeting — April 29, 2020

Michael L. Taylor and Matthew K. Smith, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of First Mid Bancshares, Inc. to be held on April 29, 2020 or at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREON.

YOUR VOTE IS IMPORTANT!

Please vote your shares by completing, signing, dating and returning this proxy card promptly using the enclosed envelope.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.